EXHIBIT 99.1


FOR IMMEDIATE RELEASE                       Contact:
---------------------
Wednesday, April 21, 2004                   John F. Rebele
                                            Senior Vice President
                                            and Chief Financial Officer
                                            Building Materials Corporation
                                            of America
                                            (973) 628-4038


              BUILDING MATERIALS CORPORATION OF AMERICA ANNOUNCES
              ---------------------------------------------------
                    RECORD FIRST QUARTER OPERATING RESULTS
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         Wayne, NJ -- Building Materials Corporation of America ("BMCA" or "the
Company"), announced today record first quarter of 2004 net income of $10.6 million compared with net income of $3.6 million in the first quarter of 2003. The increase in first quarter of 2004 net income was primarily attributable to higher operating income, together with lower other expenses, partially offset by higher interest expense.

         Operating income in the first quarter of 2004 was a record $31.9 million compared with $20.7 million in the first quarter of 2003, representing an increase of $11.2 million or 54.1%. Operating results were positively affected by record net sales of residential and commercial roofing products, partially offset by higher selling, general and administrative expenses due to higher volume related expenses and transportation costs.

         Net sales for the first quarter of 2004 reached a record of $392.0 million, a 15.7% increase over first quarter of 2003 net sales of $338.9 million, with the increase primarily due to higher unit volumes and higher average selling prices of both residential and commercial roofing products.

         Interest expense for the first quarter of 2004 increased to $14.2 million from $13.5 million for the same period in 2003, primarily due to higher average borrowings partially offset by a lower



                                  -continued-


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average interest rate. Other expense, net was $0.8 million for the first quarter of 2004 compared with $1.6 million for the same period in 2003, primarily due to a decline in financing costs in connection with the termination of the Accounts Receivable Securitization Agreement in July 2003.


                                 OTHER MATTERS
                                 -------------

         On Friday, April 16, 2004, BMCA issued a news release announcing that the Company has reached an agreement to acquire a manufacturing facility in Quakertown, Pennsylvania from Atlas Roofing Corporation. The Quakertown manufacturing facility provides BMCA with immediate production capacity to keep pace with the growing demand for its products in the North American markets, plus the potential for additional capacity expansion, as well as saturated felt products. The transaction is expected to close on May 7, 2004. With the acquisition of this manufacturing facility, BMCA has decided it will not construct the new shingle manufacturing facility in the Northeast, the anticipated construction of which had been announced on February 9, 2004.



                                    * * * *
         Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc., with annual sales in 2003 exceeding $1.6 billion, and is North America's largest manufacturer of residential and commercial roofing products and specialty building products.

         This press release contains "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's filings with the U.S. Securities and Exchange Commission and are incorporated herein by reference.

                                  - continued -

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                   BUILDING MATERIALS CORPORATION OF AMERICA
                      SALES AND EARNINGS DATA (UNAUDITED)
                             (DOLLARS IN MILLIONS)

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                                                  First Quarter Ended
                                                  -------------------

                                            April 4, 2004       March 30, 2003
                                            -------------       --------------

Net Sales                                      $ 392.0              $ 338.9
                                               -------              -------
Costs and expenses, net:  (1)
   Cost of products sold                         274.1                245.9
   Selling, general and administrative            86.0                 72.3
                                               -------              -------
Total costs and expenses, net                    360.1                318.2
                                               -------              -------
Operating income                                  31.9                 20.7

Interest expense                                 (14.2)               (13.5)
Other expense, net                                (0.8)                (1.6)
                                               -------              -------
Income before income taxes                        16.9                  5.6

Income tax provision                              (6.3)                (2.0)
                                               -------              -------
Net income                                     $  10.6              $   3.6
                                               =======              =======


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   (1) For the three month periods ended April 4, 2004 and March 30, 2003, depreciation and amortization amounted to $10.6 and $10.0 million, respectively.